EXHIBIT 5.1

November 17, 2006

Cutter & Buck Inc.
701 North 34th Street, Suite 400
Seattle, Washington  98103

Dear Sir or Madam:

We have acted as counsel for Cutter & Buck Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of the registration statement on Form S-8 (the “Registration Statement”) covering the offering of up to 1,384,778 shares of common stock, no par value per share, of the Company (the “Common Stock”) pursuant to the Cutter & Buck Inc. 2006 Equity Incentive Plan (the “2006 Plan”).

In rendering this opinion letter, we have relied as to matters of material fact upon the representations of members of the Company’s management; however, we have no reason to believe that any such representations are incorrect or incomplete.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.  In connection with this letter, we have concerned ourselves solely with the application of the laws of the State of Washington and the laws of the United States, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.

Subject to the foregoing, we are of the opinion that when issued in conformance with the terms and conditions of the 2006 Plan, the Common Stock will be validly issued, fully paid and nonassessable.

The opinions contained in this letter are given as of the date hereof, and we render no opinion as to any matter brought to our attention subsequent to the date hereof.  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments or supplements thereto.

Very truly yours,
/s/ LANE POWELL PC
LANE POWELL PC